Exhibit 99.1

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	2010 Quarters				2010
	First	Second	Third	Fourth	Fiscal Year

Revenue:
Publishing	$44,552	$47,386	$43,439	$47,422	$182,799
Broadcasting	42,605	47,012	48,482	56,266	194,365
Coporate eliminations	(220)	(79)	(104)	(2)	(405)
Total revenue	86,937	94,319	91,817	103,686	376,759

Operating costs and expenses:
Publishing	29,134	28,734	28,802	30,404	117,074
Broadcasting	21,596	22,300	24,502	22,620	91,018
Coporate eliminations	(220)	(79)	(104)	(2)	(405)
Total operating costs and expenses	50,510	50,955	53,200	53,022	207,687

Selling and administrative expenses	27,067	29,589	27,541	31,851	116,048
Total operating costs and expenses
and selling and administrative
expenses	77,577	80,544	80,741	84,873	323,735

Operating earnings	9,360	13,775	11,076	18,813	53,024

Other income and (expense):
Interest income and dividends	8	25	25	23	81
Interest expense	(562)	(544)	(996)	(1,260)	(3,362)
Total other income and (expense)	(554)	(519)	(971)	(1,237)	(3,281)

Earnings from continuing operations before income taxes	8,806	13,256	10,105	17,576	49,743

Provision for income taxes	3,546	5,332	3,782	6,405	19,065

Earnings from continuing operations	5,260	7,924	6,323	11,171	30,678

Gain (loss) from discontinued operations, net of tax	43	176	(28)	3,512	3,703

Net Earnings	$5,303	$8,100	$6,295	$14,683	$34,381

Weighted average number of shares-Class A
and B common stock:
Basic and diluted	50,533,055	50,784,350	50,866,367	50,889,957	50,789,029

Weighted average number of shares-Class C
common stock	3,264,000	3,264,000	3,264,000	3,264,000	3,264,000

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$0.09	$0.14	$0.11	$0.20	$0.52
Discontinued operations	--	--	--	0.06	0.07
Net earnings	$0.09	$0.14	$0.11	$0.26	$0.59

Diluted - Class A and B common stock:
Continuing operations	$0.09	$0.14	$0.11	$0.20	$0.52
Discontinued operations	--	--	--	0.06	0.07
Net earnings	$0.09	$0.14	$0.11	$0.26	$0.59

Basic and diluted - Class C common stock:
Continuing operations	$0.23	$0.28	$0.25	$0.34	$1.09
Discontinued operations	--	--	--	0.06	0.07
Net earnings	$0.23	$0.28	$0.25	$0.40	$1.16